Exhibit (a)(1)(F)

InvenTrust Properties Corp. C/O DST Systems, Inc. PO Box 219845 Kansas City MO 64121-9845

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Dear Stockholder,

This communication is to inform you that your Letter of Transmittal to tender your InvenTrust Properties Corp. Shares has been received, and is in good order. You are not required to do anything further and your request is currently being held in queue until the Offer expires. Upon expiration of the Offer, if the price at which you tendered your Shares is at or below the Purchase Price, depending on any proration factor, some, or all, of your tender request will be processed subject to the terms of the Offer to Purchase and Letter of Transmittal.

Our records indicate that you wish to tender:

XXXXXXXXX shares at $2.94 per share.

XXXXXXXXX shares at $2.87 per share.

XXXXXXXXX shares at $2.80 per share.

XXXXXXXXX shares at $2.73 per share.

XXXXXXXXX shares at $2.66 per share.

XXXXXXXXX shares at $2.59 per share.

XXXXXXXXX shares at $2.52 per share.

XXXXXXXXX shares at $2.45 per share.

Please review the information above carefully and if you feel an error has been made please contact your financial advisor or DST Systems at 855-377-0510 immediately. Promptly after the tender expires, you will receive notification if your shares were accepted into the tender.

Sincerely,

INVENTRUST PROPERTIES CORP.